Exhibit 99.1

GOOGLE ANNOUNCES THIRD QUARTER 2010 RESULTS

MOUNTAIN VIEW, Calif. – October 14, 2010 - Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended September 30, 2010.

“Google had an excellent quarter,” said Eric Schmidt, CEO of Google. “Our core business grew very well, and our newer businesses — particularly display and mobile — continued to show significant momentum. Going forward, we remain committed to aggressive investment in both our people and our products as we pursue an innovation agenda.”

Q3 Financial Summary

Google reported revenues of $7.29 billion for the quarter ended September 30, 2010, an increase of 23% compared to the third quarter of 2009. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the third quarter of 2010, TAC totaled $1.81 billion, or 26% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income in the third quarter of 2010 was $2.55 billion, or 35% of revenues. This compares to GAAP operating income of $2.07 billion, or 35% of revenues, in the third quarter of 2009. Non-GAAP operating income in the third quarter of 2010 was $2.93 billion, or 40% of revenues. This compares to non-GAAP operating income of $2.39 billion, or 40% of revenues, in the third quarter of 2009.

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GAAP net income in the third quarter of 2010 was $2.17 billion, compared to $1.64 billion in the third quarter of 2009. Non-GAAP net income in the third quarter of 2010 was $2.46 billion, compared to $1.88 billion in the third quarter of 2009.

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GAAP EPS in the third quarter of 2010 was $6.72 on 322 million diluted shares outstanding, compared to $5.13 in the third quarter of 2009 on 320 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2010 was $7.64, compared to $5.89 in the third quarter of 2009.

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Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and the related tax benefits. In the third quarter of 2010, the charge related to SBC was $380 million, compared to $318 million in the third quarter of 2009. The tax benefit related to SBC was $85 million in the third quarter of 2010 and $73 million in the third quarter of 2009.

Q3 Financial Highlights

Revenues - Google reported revenues of $7.29 billion in the third quarter of 2010, representing a 23% increase over third quarter 2009 revenues of $5.94 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues - Google-owned sites generated revenues of $4.83 billion, or 67% of total revenues, in the third quarter of 2010. This represents a 22% increase over third quarter 2009 revenues of $3.96 billion.

Google Network Revenues - Google’s partner sites generated revenues, through AdSense programs, of $2.20 billion, or 30% of total revenues, in the third quarter of 2010. This represents a 22% increase from third quarter 2009 network revenues of $1.80 billion.

International Revenues - Revenues from outside of the United States totaled $3.77 billion, representing 52% of total revenues in the third quarter of 2010, compared to 52% in the second quarter of 2010 and 53% in the third quarter of 2009. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the second quarter of 2010 through the third quarter of 2010, our revenues in the third quarter of 2010 would have been $9 million lower. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the third quarter of 2009 through the third quarter of 2010, our revenues in the third quarter of 2010 would have been $169 million higher.

•	Revenues from the United Kingdom totaled $840 million, representing 12% of revenues in the third quarter of 2010, compared to 13% in the third quarter of 2009.

•	In the third quarter of 2010, we recognized a benefit of $89 million to revenues through our foreign exchange risk management program, compared to $39 million in the third quarter of 2009.

Paid Clicks - Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 16% over the third quarter of 2009 and increased approximately 4% over the second quarter of 2010.

Cost-Per-Click - Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 3% over the third quarter of 2009 and increased approximately 2% over the second quarter of 2010.

TAC - Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $1.81 billion in the third quarter of 2010, compared to TAC of $1.56 billion in the third quarter of 2009. TAC as a percentage of advertising revenues was 26% in the third quarter of 2010, compared to 27% in the third quarter of 2009.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.52 billion in the third quarter of 2010. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $285 million in the third quarter of 2010.

Other Cost of Revenues - Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, increased to $747 million, or 10% of revenues, in the third quarter of 2010, compared to $667 million, or 11% of revenues, in the third quarter of 2009.

Operating Expenses - Operating expenses, other than cost of revenues, were $2.19 billion in the third quarter of 2010, or 30% of revenues, compared to $1.64 billion in the third quarter of 2009, or 28% of revenues.

Stock-Based Compensation (SBC) - In the third quarter of 2010, the total charge related to SBC was $380 million, compared to $318 million in the third quarter of 2009.

We currently estimate SBC charges for grants to employees prior to October 1, 2010 to be approximately $1.4 billion for 2010. This estimate does not include expenses to be recognized related to employee stock awards that are granted after September 30, 2010 or non-employee stock awards that have been or may be granted.

Operating Income - GAAP operating income in the third quarter of 2010 was $2.55 billion, or 35% of revenues. This compares to GAAP operating income of $2.07 billion, or 35% of revenues, in the third quarter of 2009. Non-GAAP operating income in the third quarter of 2010 was $2.93 billion, or 40% of revenues. This compares to non-GAAP operating income of $2.39 billion, or 40% of revenues, in the third quarter of 2009.

Interest and Other Income (Expense), Net - Interest and other income (expense), net increased to an income of $167 million in the third quarter of 2010, compared to an expense of $7 million in the third quarter of 2009.

Income Taxes - Our effective tax rate was 20% for the third quarter of 2010.

Net Income - GAAP net income in the third quarter of 2010 was $2.17 billion, compared to $1.64 billion in the third quarter of 2009. Non-GAAP net income was $2.46 billion in the third quarter of 2010, compared to $1.88 billion in the third quarter of 2009. GAAP EPS in the third quarter of 2010 was $6.72 on 322 million diluted shares outstanding, compared to $5.13 in the third quarter of 2009 on 320 million diluted shares outstanding. Non-GAAP EPS in the third quarter of 2010 was $7.64, compared to $5.89 in the third quarter of 2009.

Cash Flow and Capital Expenditures - Net cash provided by operating activities in the third quarter of 2010 totaled $2.89 billion, compared to $2.73 billion in the third quarter of 2009. In the third quarter of 2010, capital expenditures were $757 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the third quarter of 2010, free cash flow was $2.13 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash - As of September 30, 2010, cash, cash equivalents, and marketable securities were $33.4 billion.

Headcount - On a worldwide basis, Google employed 23,331 full-time employees as of September 30, 2010, up from 21,805 full-time employees as of June 30, 2010.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s third quarter 2010 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our continued investments in our core areas of strategic focus, our expected stock-based compensation charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2009, which is on file with the SEC and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which we expect to file with the SEC in October 2010. All information provided in this release and in the attachments is as of October 14, 2010, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Contact:

Jane Penner

650-214-1624

jcpenner@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2009*	As of September 30, 2010
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,198	$11,257
Marketable securities	14,287	22,123
Accounts receivable, net of allowance	3,178	3,616
Receivable under repurchase agreements	—	875
Deferred income taxes, net	644	138
Income taxes receivable, net	23	228
Prepaid revenue share, expenses and other assets	837	1,210

Total current assets	29,167	39,447
Prepaid revenue share, expenses and other assets, non-current	415	406
Deferred income taxes, net, non-current	263	406
Non-marketable equity securities	129	485
Property and equipment, net	4,845	5,506
Intangible assets, net	775	993
Goodwill	4,903	6,099

Total assets	$40,497	$53,342

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$216	$528
Accrued compensation and benefits	982	1,104
Short-term debt	—	2,122
Accrued expenses and other current liabilities	570	841
Securities lending payable	—	2,861
Accrued revenue share	694	752
Deferred revenue	285	322

Total current liabilities	2,747	8,530

Deferred revenue, non-current	42	33
Income taxes payable, non-current	1,392	1,098
Other long-term liabilities	312	391

Stockholders’ equity:
Common stock and additional paid-in capital	15,817	17,435
Accumulated other comprehensive income	105	531
Retained earnings	20,082	25,324

Total stockholders’ equity	36,004	43,290

Total liabilities and stockholders’ equity	$40,497	$53,342

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(unaudited)
Revenues	$5,945	$7,286	$16,977	$20,881

Costs and expenses:
Cost of revenues (including stock-based compensation expense of $15, $8, $41, $22)	2,226	2,552	6,436	7,471
Research and development (including stock-based compensation expense of $196, $244, $546, $637)	758	994	2,107	2,711
Sales and marketing (including stock-based compensation expense of $62, $75, $179, $185)	498	661	1,401	1,897
General and administrative (including stock-based compensation expense of $45, $53, $122, $136)	389	532	1,202	1,403

Total costs and expenses	3,871	4,739	11,146	13,482

Income from operations	2,074	2,547	5,831	7,399
Interest and other income (expense), net	(7)	167	(19)	255

Income before income taxes	2,067	2,714	5,812	7,654
Provision for income taxes	428	547	1,266	1,692

Net income	$1,639	$2,167	$4,546	$5,962

Net income per share - basic	$5.18	$6.80	$14.39	$18.73

Net income per share - diluted	$5.13	$6.72	$14.27	$18.49

Shares used in per share calculation - basic	316,497	318,617	315,883	318,287

Shares used in per share calculation - diluted	319,746	322,377	318,501	322,490

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(unaudited)
Operating activities
Net income	$1,639	$2,167	$4,546	$5,962
Adjustments:
Depreciation and amortization of property and equipment	311	257	943	787
Amortization of intangible and other assets	68	85	216	228
Stock-based compensation expense	318	380	888	980
Excess tax benefits from stock-based award activities	(28)	(12)	(64)	(43)
Deferred income taxes	(174)	27	(288)	23
Other	(3)	(9)	(26)	(7)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(85)	(259)	(127)	(456)
Income taxes, net	161	(131)	97	(295)
Prepaid revenue share, expenses and other assets	226	(164)	313	(355)
Accounts payable	(33)	115	9	314
Accrued expenses and other liabilities	266	391	(14)	316
Accrued revenue share	38	35	57	69
Deferred revenue	22	4	35	32

Net cash provided by operating activities	2,726	2,886	6,585	7,555

Investing activities
Purchases of property and equipment	(186)	(757)	(589)	(1,473)
Purchases of marketable securities	(8,951)	(12,168)	(19,587)	(37,589)
Maturities and sales of marketable securities	6,580	9,739	17,016	30,369
Investments in non-marketable equity securities	(18)	(35)	(46)	(265)
Cash collateral received (returned) related to securities lending	—	(9)	—	2,861
Investments in reverse repurchase agreements	—	(875)	—	(875)

Acquisitions, net of cash acquired, and purchases of intangible and other assets	(35)	(441)	(40)	(859)

Net cash used in investing activities	(2,610)	(4,546)	(3,246)	(7,831)

Financing activities
Net proceeds (payments) related to stock-based award activities	—	(66)	11	(65)
Excess tax benefits from stock-based award activities	28	12	64	43
Repurchase of common stock in connection with acquisitions	—	—	—	(801)
Issuance of short-term debt, maturities of 3 months or less, net	—	737	—	737
Issuance of short-term debt, maturities longer than 3 months	—	1,384	—	1,384

Net cash provided by financing activities	28	2,067	75	1,298

Effect of exchange rate changes on cash and cash equivalents	32	137	16	37

Net increase in cash and cash equivalents	176	544	3,430	1,059
Cash and cash equivalents at beginning of period	11,911	10,713	8,657	10,198

Cash and cash equivalents at end of period	$12,087	$11,257	$12,087	$11,257

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended September 30, 2009						Three Months Ended September 30, 2010
	GAAP	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)
			$318	(c)					$380	(d)

Income from operations	$2,074	34.9%	$318		$2,392	40.2%	$2,547	35.0%	$380		$2,927	40.2%

			$318	(c)					$380	(d)
			(73	)(e)					(85	)(e)

Net income	$1,639		$245		$1,884		$2,167		$295		$2,462

Net income per share - diluted	$5.13				$5.89		$6.72				$7.64

Shares used in per share calculation - diluted	319,746				319,746		322,377				322,377

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $318 million of stock-based compensation expense recorded in the third quarter of 2009.
(d)	To eliminate $380 million of stock-based compensation expense recorded in the third quarter of 2010.
(e)	To eliminate income tax effects related to expenses noted in (c) and (d).

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended September 30, 2010
Net cash provided by operating activities	$2,886
Less purchases of property and equipment	(757)

Free cash flow	$2,129

Net cash used in investing activities*	$(4,546)

Net cash provided by financing activities	$2,067

*	includes purchases of property and equipment.

The following table presents our revenues by revenue source (in millions, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Advertising revenues:
Google web sites	$3,956	$4,833	$11,301	$13,772
Google Network web sites	1,801	2,199	5,123	6,297

Total advertising revenues	5,757	7,032	16,424	20,069
Other revenues	188	254	553	812

Revenues	$5,945	$7,286	$16,977	$20,881

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Advertising revenues:
Google web sites	67%	67%	67%	66%
Google Network web sites	30%	30%	30%	30%

Total advertising revenues	97%	97%	97%	96%
Other revenues	3%	3%	3%	4%

Revenues	100%	100%	100%	100%